Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-4 of Ameris Bancorp of our report dated February 22, 2013, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2012. We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

July 9, 2013